Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES
PLANNED CLOSURE OF NORWALK, OH FACILITY
NEW ALBANY, OHIO, December 10, 2009 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today announced the planned closing of its Norwalk, Ohio truck cab assembly facility. This action comes as a result of Navistar’s (NYSE: NAV) decision to insource the cab assembly operations performed at Norwalk into their existing assembly facility in Escobedo, Mexico. The closure of the Norwalk location will impact approximately 120 hourly and salaried associates at the facility. Norwalk is expected to continue assembly operations for Navistar products through April 2010.
Persio Lisboa, Vice President and Chief Procurement Officer of Navistar, said, “Based on the decision to manufacture the cab, Navistar has decided not to renew its existing contract with CVG for cab assembly. This decision allows Navistar to leverage our core competency as a world class assembler to further optimize cost, quality, delivery and warranty while also strengthening the alignment of our supply base to our manufacturing footprint. We know this is a difficult outcome for CVG, as they have been a valued supplier since 2002. Navistar intends to work closely with CVG throughout this transition period while looking at additional business opportunities going forward,” concluded Mr. Lisboa.
“We are deeply disappointed in Navistar’s decision to insource cab assembly, and we sincerely regret the impact that this decision will have on our dedicated employees at the Norwalk facility. We have enjoyed a long partnership in the development, launch and building of Navistar cabs,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “While we regret that we will not continue to assemble cab products for Navistar, we understand their desire to utilize their own existing capacity, and we will continue to work closely with them to supply stamped components, interior products and seating products as we move forward in our ongoing relationship with Navistar,” added Mr. Dunn.
In 2007, CVG launched stampings and cab assembly operations for Navistar’s advanced Prostar platform for which CVG was awarded Navistar’s Diamond Supplier Award, its highest-level recognition for overall performance by a major supplier.
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“We are committed to ensuring that we neutralize the bottom line impact to CVG. We intend to do this through additional business awards as well as additional cost cutting measures at CVG,” concluded Mr. Dunn.
The Company estimates this decision will negatively impact CVG’s 2010 revenues by approximately $10 to $15 million and approximately $30 to $35 million on an annualized basis.  Excluding any one-time costs associated with the closure, the Company does not expect the decision to impact its operating profit.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to restructuring costs, cost cutting initiatives, revenues and operating profit. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (viii) the estimated impact of Navistar’s insourcing decision on the Company’s result of operations and the Company’s plans for its Norwalk facility; and (ix) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2008 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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